EXHIBIT 4.2

AUDITORS’ CONSENT

To the Board of Directors of Kinross Gold Corporation

We consent to the incorporation by reference in this registration statement on Form F-8 of Kinross Gold Corporation of:

•                  our auditors’ report dated February 17, 2010 on the consolidated balance sheets of Kinross Gold Corporation (“the Company”) as at December 31, 2009 and December 31, 2008 and the consolidated statements of operations, cash flows, common shareholders’ equity and, comprehensive income (loss) for each of the years in the three-year period ended December 31, 2009

•                  our auditors’ report on the reconciliation to United States GAAP dated February 17, 2010.

/s/ KPMG LLP
Chartered Accountants, Licensed Public Accountants
Toranto, Ontario
March 19, 2010